Exhibit 10.1
ELECTRONIC ARTS INC.
KEY EMPLOYEE CONTINUITY PLAN
The Company hereby adopts the Electronic Arts Inc. Key Employee Continuity Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions set forth in this plan. Capitalized terms are defined in Section 1.
SECTION 1.DEFINITIONS. As hereinafter used:
4.1“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
4.2“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
4.3“Board” means the Board of Directors of the Company.
4.4“Cause” means (i) the continued failure by the Eligible Employee to substantially perform the Eligible Employee's duties with the Employer (other than any such failure resulting from the Eligible Employee's incapacity due to physical or mental illness), (ii) the engaging by the Eligible Employee in conduct which is demonstrably injurious to the Company or its Affiliates, monetarily or otherwise, (iii) the Eligible Employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (iv) any breach or violation of any agreement or written code of conduct relating to the Eligible Employee's employment with the Employer where the Employer, in its sole discretion, determines that such breach or violation materially and adversely affects the Company or any of its Affiliates.
4.5A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 50% or more of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or
(ii)the following individuals cease (during any twelve month period) for any reason to constitute a majority of the number of directors then serving on the Board (the “Incumbent Board”): individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (B) no Person will become the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 50% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation); and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, (A) in which more than 50% of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (B) in which (or in any parent of such entity) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition); and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.
4.6“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
4.7“Company” means Electronic Arts Inc., a Delaware corporation, or any successors thereto.
4.8“Disability” means long-term disability under the terms of the Employer's long-term disability plan, as then in effect.
4.9“Effective Date” means February 7, 2008, the date as of which the Plan has been adopted.

4.10“Eligible Employee” means any employee who is a Tier 1, Tier 2, Tier 3 or Tier 4 Employee.
4.11“Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.
4.12“Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance share awards and performance cash awards, which are granted to an Eligible Employee under the Electronic Arts Inc. 2000 Equity Incentive Plan and any other equity-based incentive plan or arrangement adopted or assumed by the Company (including any individual stock option, restricted stock, restricted stock unit, stock appreciation right and other similar equity-based awards), and any future equity-based incentive plan or arrangement adopted or assumed (including any individual stock option, restricted stock, restricted stock unit, stock appreciation right and other similar equity-based awards) by the Company at any time prior to a Change in Control. For purposes of this Plan, Equity Awards shall also include any securities acquired upon the exercise of an option, warrant or other similar right that constitutes an Equity Award.
4.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
4.14“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
4.15“Good Reason” means:
(i) for all Eligible Employees, the occurrence without the affected Eligible Employee's written consent, of any of the following on or after the date of a Change in Control:
(A)    a change in the location of such Eligible Employee's principal place of business by more than 50 miles when compared to the Eligible Employee's principal place of business immediately before the Change in Control; and
(B)    (1)    a more than 10% reduction in the Eligible Employee's annual base salary in effect immediately before the Change in Control, (2) a more than 10% reduction in the Eligible Employee's target annual bonus or incentive opportunity from that in effect immediately before the Change in Control, or (3) a more than 10% reduction in the Eligible Employee's total target annual cash compensation, including without limitation, annual base salary and target annual bonus or incentive opportunity, from that in effect immediately before the Change in Control; and
(ii) for Specified Eligible Employees, in addition to the events described in clause (i) above, the occurrence without the affected Specified Eligible Employee's written consent, on or after the date of a Change in Control, of a material reduction in the Specified Eligible Employee's authority, duties, or responsibilities, including, without limitation, a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Specified Eligible Employee is required to report, which shall include a requirement that a Specified Eligible Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), when compared to the Specified Eligible Employee's authority, duties, or responsibilities, or the authority, duties or responsibilities of the supervisor to whom the Specified Eligible Employee is required to report, immediately before the Change in Control.
Notwithstanding the foregoing, Good Reason shall exist only if the following conditions are met: (A) the Eligible Employee gives the Employer written notice, pursuant to Section 5.8, of his or her intention to terminate employment with the Employer for Good Reason; (B) such notice is delivered to the Employer within 90 days of the initial existence of the condition giving rise to the right to terminate for Good Reason, and at least 30 days in advance of the date of termination; (C) the Employer fails to cure the alleged Good Reason to the reasonable satisfaction of the Eligible Employee prior to the Eligible Employee's termination, and (D) the events described in the preceding sentence, singly or in combination, result in a material negative change in the Executive's employment relationship with the Employer, so that the Executive's termination effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code.
4.16“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
4.17“Plan” means the Electronic Arts Inc. Key Employee Continuity Plan, as set forth herein (including Schedule A), as it may be amended from time to time.
4.18“Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Executive Compensation and Leadership Committee of the Board shall be the Plan Administrator.
4.19A “Potential Change in Control” shall be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control.
4.20“Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.
4.21“Severance” means:
(i)during the time period beginning on the Change in Control and ending on the first anniversary of the Change in Control, a termination of an Eligible Employee's employment with the Employer (A) by the Employer without Cause or (B) by the Eligible Employee for Good Reason; or
(ii)during the two (2) months immediately preceding a Change in Control, a termination of an Eligible Employee's employment with the Employer by the Employer without Cause, which termination is made in connection with the Change in Control, as determined by the Plan Administrator in its sole discretion;
provided that in the case of either clause (i) or clause (ii) of this definition, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of an Eligible Employee's employment on account of death or Disability shall not be treated as a Severance.
4.22“Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time.
4.23“Severance Date” means, subject to the terms of Section 1.21, the effective date on which an Eligible Employee's employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 5.8.
4.24“Severance Payment” means the payment determined pursuant to Section 2.1.
4.25“Severed Employee” is an Eligible Employee once he or she incurs a Severance.
4.26“Specified Eligible Employee” means any Eligible Employee that serves in one or more of the positions or roles for the Company set forth on Schedule A, as such list may be amended from time to time by the Plan Administrator. The Tier level of each Specified Eligible Employee will be determined in accordance with such employee's corporate title or level or in the absence thereof, as designated by the Plan Administrator.
4.27“Tier 1 Employee” means the Chief Executive Officer of the Company, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.
4.28“Tier 2 Employee” means any President or Executive Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.
4.29“Tier 3 Employee” means any Senior Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.
4.30“Tier 4 Employee” means any Vice President of the Company or any of its Affiliates, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing.

SECTION 2.SEVERANCE PAYMENT; BENEFITS.
2.1Each Eligible Employee who incurs a Severance shall be entitled, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, to receive from the Company, subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, a cash payment equal to the product of (A) the sum of (x) such Eligible Employee's annual base salary as in effect immediately prior to the Severance Date, plus (y) such Eligible Employee's target annual bonus or incentive opportunity for the year in which the Severance Date occurs; multiplied by (B) in the case of a Tier 1 Employee or a Tier 2 Employee, 1.5; in the case of a Tier 3 Employee, 1; and in the case of a Tier 4 Employee, 0.5. For purposes of clauses (x) and (y) above, annual base salary and target annual bonus or incentive opportunity shall be the amount in effect immediately prior to the Severance Date without regard to any reductions therein which constitute Good Reason. The Severance Payment shall be paid to a Severed Employee in a cash lump sum within 74 days of the Severance Date, provided that the Severed Employee signs and can no longer revoke the Severance Agreement and Release during that 74 day period.
2.2Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, and to the extent not vested and exercised or paid out in connection with the Change in Control, in the event an Eligible Employee incurs a Severance, on the Severance Date, the Severed Employee shall become fully vested in all outstanding Equity Awards, including without limitation, stock options, restricted stock, restricted stock units, and stock appreciation rights (notwithstanding any provision of the Company's applicable equity plans to the contrary). Notwithstanding the foregoing, in the event of a Severance within two (2) months preceding a Change in Control, the Severed Employee shall not forfeit or further vest in any unvested Equity Awards between the Severance Date and the date of the Change in Control but all such awards shall vest in full upon the Change in Control.
(i) In the case of an Equity Award consisting of a stock option or stock appreciation right, such stock option or stock appreciation right shall continue to be exercisable for a period of three years from the Severance Date (or such longer period as may be prescribed in the plan or agreement governing such option), but in no event later than the earlier of the expiration date of such option or stock appreciation right or the tenth anniversary of the grant date of such option or stock appreciation right
(ii) In the case of an Equity Award consisting of restricted stock not subject to performance criteria, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of the restricted stock vested on or before the later of the Severance Date and the Change in Control.
(iii) In the case of an Equity Award consisting of restricted stock units, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of the restricted stock units vested on or before the later of the Severance Date and the Change in Control, but any such restricted stock unit shall be settled in accordance with its terms.
2.3Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, each Eligible Employee who incurs a Severance shall be entitled, in full satisfaction of any performance cash awards granted to such Eligible Employee for any incomplete performance cycle as of the Eligible Employee's Severance Date, such amount in cash, subject to the Company's achievement of the applicable performance measures for such awards, for the completed fiscal years prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Executive Compensation and Leadership Committee of the Board in its sole discretion, multiplied by a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the applicable performance cycle and the denominator of which shall be the total number of days in the performance cycle. Any such performance cash award shall be paid in accordance with its terms.
2.4Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, each Eligible Employee who incurs a Severance shall be entitled to receive from the Company, in full satisfaction of any performance share awards granted to such Eligible Employee for any incomplete performance cycle as of the Eligible Employee's Severance Date, such number of shares of restricted stock, subject to the Company's achievement of the applicable performance measures for such awards, for the completed fiscal years prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Executive Compensation and Leadership Committee of the Board in its sole discretion, multiplied by a fraction the numerator of which shall be the number of days the Eligible Employee was employed by the Employer during the applicable performance cycle and the denominator of which shall be the total number of days in the performance cycle. The Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of any such restricted shares as of the later of the Severance Date and the Change in Control.
2.5Subject to the conditions set forth in Sections 2.8, 2.11 and 4.2, in the event an Eligible Employee incurs a Severance, and provided that the Eligible Employee timely elects continued coverage under the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”), the Company shall pay the COBRA premiums of such Eligible Employee's group medical, dental and vision coverage (including coverage for the Eligible Employee's eligible dependents who were covered as of the Severance Date), commencing on the date immediately following such Eligible Employee's Severance Date and continuing for the period set forth in the last sentence of this Section (the “Continuation Period”). Such COBRA premium payments shall continue for the duration of the Continuation Period; provided, however, that no such COBRA premium payments shall be made following an event which terminates the Eligible Employee's continuation coverage under COBRA, including, but not limited to, the Eligible Employee's coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer or otherwise becomes ineligible for COBRA continuation coverage. The Employer will provide benefits under this Section for the following durations: (i) in the case of a Tier 1 Employee or a Tier 2 Employee, for eighteen months from the Severance Date; (ii) in the case of a Tier 3 Employee, for twelve months from the Severance Date; and (iii) in the case of a Tier 4 Employee, for six months from the Severance Date.
If the Eligible Employee is entitled to have the Company pay COBRA premiums for the Continuation Period under this Section, the Company shall reimburse the Eligible Employee for any COBRA premiums paid during the period between the Severance Date and the date that is 74 days after the

Severance Date. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee's payments required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company's group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section, applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee. In addition, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Participant a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium payments in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).
2.6The Company shall reimburse each Eligible Employee for all reasonable legal fees and expenses incurred at any time by the Eligible Employee in seeking to obtain or enforce any benefit or right provided by this Plan, so long as: (i) the Eligible Employee prevails on the merits of his or her claim, and (ii) the Eligible Employee submits any request for reimbursement by November 30 of the calendar year following the year in which the legal fee or expense is incurred. The Company shall timely reimburse legal fees and expenses that meet these requirements, but in no event shall payment be later than the last day of the year following the year in which the legal fee or expense is incurred.
2.7In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 90 days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 days after such receipt), send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant's right to bring an action under Section 502(a) of ERISA, following an adverse determination on appeal. In the event an Eligible Employee wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant's right to bring an action under Section 502(a) of ERISA.
2.8No Severed Employee shall be eligible to receive a Severance Payment or other benefits under the Plan unless he or she first timely executes, returns to the Company and does not revoke the Severance Agreement and Release in accordance with the requirements of Section 3.4.
2.9An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any U.S. or foreign federal, state or local withholding or other taxes or charges which it is from time to time reasonably believes it is required to withhold.
2.10A Severed Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor, except as otherwise provided in Section 2.5, shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a Severed Employee as a result of employment by another employer after the Severance Date or otherwise.
2.11This Section 2.11 shall apply with respect to any Eligible Employee who, taking into account the benefit provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under section 4999 of the Code (a “Section 2.11 Participant”). Notwithstanding any provision of the Plan to the contrary, a Section 2.11 Participant's benefit under the Plan shall be reduced to an amount equal to (i) 2.99 times the Section 2.11 Participant's “base amount” (within the meaning of section 280G of the Code) (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to the Section 2.11 Participant after taking into account all applicable federal, state and local taxes, including the excise tax under section 4999 of the Code. Unless the Company and the Section 2.11 Participant otherwise agree in writing, all determinations required to be made under this Section, including the manner and amount of any reduction in the Section 2.11 Participant's benefits under this Section 2, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction shall be made in the following manner: first a reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.
SECTION 3.PLAN ADMINISTRATION.
3.1The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to (i) construe and interpret the Plan, (ii) adopt amendments to the Plan which are deemed necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, including without limitation, section 409A of the Code and the regulations thereunder, (iii) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (iv) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan, (v) settle and determine any controversies and disputes as to rights and benefits under the Plan, (vi) decide any questions of fact arising under the Plan and (vii) make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, provided, however, that (x) the Severance Agreement and Release may be amended and executed on behalf of the Employer upon the approval of both the General Counsel and Chief Talent Officer, in their sole discretion, including without limitation to the extent necessary or desirable to comply with applicable law in any jurisdiction, with the execution of the Severance Agreement and Release by both the General Counsel and Chief Talent Officer to be conclusive evidence of the approval by the Employer of any such amendment, (y) the requirement that an Eligible Employee provide the Severance Agreement and Release may be waived with the written approval of both the General Counsel and Chief Talent Officer, in their sole discretion and (z) the requirement to provide the Severance Agreement and Release in the form attached hereto as Appendix I may be waived with the written approval of both the General Counsel and Chief Talent Officer, in their sole discretion.
3.2The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
3.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.
3.4Unless such requirement is waived by the General Counsel and Chief Talent Officer in their sole discretion, the Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment and benefits under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the date the Eligible Employee receives the Severance Agreement and Release. Unless such requirement is waived by the General Counsel and Chief Talent Officer in their sole discretion, if the Eligible Employee does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan. Any deadline established by the Plan Administrator shall ensure that the payment of any benefit under Sections 2.1, 2.2, 2.3, 2.4 and 2.5 is made no more than two and one-half months after the end of the calendar year in which the Severance occurs. Notwithstanding anything contained herein to the contrary, to the extent required by Code Section 409A, if the period during which the Eligible Employee is permitted to review and revoke the Severance Agreement and Release overlaps two taxable years (regardless of whether such agreement becomes effective during such first taxable year), then any amount payable that is “non-qualified deferred compensation” within the meaning of Code Section 409A and that would have otherwise been paid during such first taxable year shall instead be withheld and paid in the second taxable year.
SECTION 4.PLAN MODIFICATION OR TERMINATION.
4.1The Plan may be amended or terminated by the Board at any time; provided, however, that, except as provided in Section 3.1(ii) above and Section 4.2 below, any termination of the Plan or modification of the Plan in any material manner shall be void and of no force and effect if such action is taken during any of the following periods and is not required by law: (i) during the period commencing on a Change in Control and ending on the first anniversary of the Change in Control or (ii) during the period commencing on a date twelve (12) months prior to a Change in Control, or (iii) during the period commencing on a date twelve (12) months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period.
4.2Notwithstanding Section 4.1, above, the Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in section 409A(a)(1) of the Code from applying to any payment made under the Plan, and any provision of the Plan that does not further this purpose shall be severed from the Plan and of no force and effect unless the General Counsel and Chief Talent Officer, in their sole discretion, determine that the provision shall apply. To the extent that any payment under the Plan is subject to a delay pursuant to Code Section 409(A)(a)(2)(B)(i) and the regulations and guidance thereunder, such payment shall be delayed until the date that is 6 months after the Eligible Employee's separation from service, and no interest shall be paid on any amounts so delayed.
4.3The Plan shall terminate automatically ten years from the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate automatically one year and one day after a Change in Control or, if later, when all benefits payable under the Plan are paid.
SECTION 5.GENERAL PROVISIONS.
5.1Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
5.2If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
5.3Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
5.4If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
5.5This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee's estate.
5.6The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
5.7The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.
5.8Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of an Eligible Employee's Severance Date by the Company or the Eligible Employee, as the case may be, to the other shall (i) indicate the specific termination provision of the Plan that is being relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee's employment under the provision so indicated and (iii) specify the termination date (which date, in the case of a termination by the Eligible Employee for Good Reason, shall be not less than thirty (30), and in all other cases shall be not less than fifteen (15) days nor more than sixty (60) days after the giving of such notice). The failure by the Company or the Eligible Employee to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Company or the Eligible Employee hereunder or preclude the Company or Eligible Employee from asserting such fact or circumstance in enforcing the Company's or the Eligible Employee's rights hereunder.
5.9Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that an Eligible Employee is entitled to receive under any Employer compensation or benefit plan, award agreement, or other arrangement. Any severance benefit provided under any Employer compensation or benefit plan, award agreement, or other arrangement, including without limitation the Electronic Arts Inc. Severance Benefit Plan, shall offset, on a dollar for dollar basis, any benefits owed under the Plan.
5.10Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan.
5.11This Plan shall be construed and enforced according to the laws of the State of California (not including any California law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.
5.12Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 5.12) is determined to be an “employee pension benefit plan” because (i) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (ii) the facts and circumstances indicate the Plan (without regard to this Section 5.12) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

SCHEDULE A
SPECIFIED ELIGIBLE EMPLOYEES

Chief Executive Officer
Chief Financial Officer
Chief Talent Officer
Executive Vice President, Legal and Business Affairs
General Counsel
Chief Accounting Officer

APPENDIX I
FORM OF
SEVERANCE AGREEMENT AND RELEASE